UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): June 2, 2009

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2009, the Company continued its annual meeting of stockholders (the “Annual Meeting”), which had been recessed at the meeting held on May 27, 2009. At the Annual Meeting, Gol Kalev was elected as director of the Company with a one-year term which will expire in May 2010. Mr. Kalev, 38, has been an Investment Banker in the Financial Institutions industry for over 13 years. Prior to founding GK Global Partners in 2008, Mr. Kalev was Executive Director of JPMorgan’s Financial Institutions Group from 2006 to 2008. Mr. Kalev also has extensive experience in the European asset management market and developed relationships with banks, insurance companies and private firms in the UK and throughout Europe. Previously, Mr. Kalev was with Citigroup Global Markets (previously Salomon Smith Barney) from 1996 to 2005, where he was a Director in the Financial Institutions Group. Prior to joining Citigroup, Mr. Kalev was an Associate at RogersCasey from 1995 to 1996, where he was part of a group providing strategic consulting to CEOs of asset management firms on topics ranging from strategic positioning to joint ventures formations. Previously, he was an Associate at Cahn Capital and has served in the Israeli Defense Forces. Mr. Kalev is on the Board of Directors of the America-Israel Friendship League where he serves on the Executive Committee. In 2007, Mr. Kalev was nominated by the Israeli Government to serve on the International Advisory Committee to the Ariav Commission, which was formed to recommend broad capital markets reforms in Israel. Mr. Kalev earned an MBA degree from the Johnson Graduate School of Management at Cornell University in 1995, where he was President of the International Business Association. He has a B.A. in Economics from the State University of New York at Stony Brook. At the Annual Meeting, the stockholders of the Company also nominated and elected Ms. Lindholm as the Chairman and President; Mr. Bernkrant as Co-Vice Chairman and Vice President; Mr. Kalev as Co-Vice Chairman and Vice President; and Mr. Jacobson as Secretary and Treasurer. The Annual Meeting was adjourned on June 2, 2009.

The Board of Directors (the “Board”) of the Company met on June 2, 2009 to appoint and ratify, in consideration of the stockholders’ election, the following appointments: Ms. Lindholm as the Chairman and President; Mr. Bernkrant as Co-Vice Chairman and Vice President; Mr. Kalev as Co-Vice Chairman and Vice President; and Mr. Jacobson as Secretary and Treasurer.

On June 2, 2009, the Board also appointed Joseph Luzinski to serve as Acting Chief Restructuring Officer, subject to approval by the United States Bankruptcy Court. Mr. Luzinski shall receive a monthly retainer of no greater $30,000 per month for a period of three (3) consecutive months (the “Initial Period”), and after the Initial Period, a monthly retainer as mutually agreed by the Board and Mr. Luzinksi. Mr. Luzinski has been a Senior Vice President at Development Specialists, Inc. (“DSI”) since 1987, where he heads the firm’s Miami office. The Board also retained DSI as financial advisor, subject to approval of the Bankruptcy Court. With DSI, Mr. Luzinski has served in a multitude of capacities including senior management and fiduciary roles, from administering complex bankruptcy, receivership and assignment estates to providing consulting, turnaround and expert witness services to distressed companies, their creditors, equity sponsors and other parties in interest. Mr. Luzinski has been a Chapter 11 Trustee, Chapter 7 Trustee, Receiver, Assignee and Chief Restructuring Officer on various bankruptcy-related engagements in a wide-range of industries, including financial services, manufacturing, distribution, food service, real estate, broadcasting, and health care. Mr. Luzinski’s experience also includes his lead role in DSI’s administration of the Ebbers Asset Trust, which was established to liquidate the assets of former WorldCom CEO, Bernard Ebbers, for the benefit of litigation creditors and held significant interests in real estate, timber, commercial farming and operating businesses including a sawmill, a trucking company, a marina, a hotel and a golf course/club management business. Mr. Luzinski also oversaw one of the largest individual bankruptcy cases ever filed in the Southern District of Florida, involving hundreds of millions of dollars of assets, including assisted living facilities, art collections, real estate holdings and the workout of secured debts, significant claims and contentious litigation. Mr. Luzinski received his Bachelor of Science degree in accounting from Florida Atlantic University and was a controller and cost accountant. He is a member of the American Bankruptcy Institute and participates in a host of continuing education programs regarding the insolvency industry.

The newly-elected Company’s directors and officers may be subject to the formal approval of approval by the Office of the Thrift Supervision, if required.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: June 5, 2009	By:	/s/ Marc Jacobson
Marc Jacobson
Secretary